Exhibit 10.6

AMENDMENT
TO THE DEFERRED COMPENSATION
AGREEMENT
DATED AUGUST 12, 1993

      This Amendment, made and entered into this 23rd day of December, 1999, by and between Union Trust Company of Ellsworth, a Bank organized and existing under the laws of the State of Maine, hereinafter referred to as the, "Bank", and [Name of Executive Officer], a Key Employee of the Bank, hereinafter referred to as the, "Employee", shall effectively amend the Deferred Compensation Agreement dated August 12, 1993 as specifically set forth herein.

1)  Paragraph Two (2), Normal Retirement, shall be amended to delete the portion of the last line that refers to, "[a] period often (10) years," and replace it with the language, "[a] period of fifteen (15) years."

2)  Paragraph Three (3), Early Retirement, shall be amended to delete the portion of the last line that refers to, "[a] period often (10) years," and replace it with the language, "[a] period of fifteen (15) years,"

3) Paragraph Five (5), Disability, shall be deleted in its entirety and replaced with the following:

"If Employee is unable on account of permanent disability (as defined in the long term disability policy then in effect with respect to Employee or, if no such policy is in effect, as determined by a doctor mutually acceptable to Employee and the Bank) to continue in the employ of the Bank, then the Employee shall be entitled to receive the following benefits:

(i) If the Bank is providing the Employee with any other disability benefit, then the Employee shall be entitled to receive the benefits provided in Schedule A when the Employee attains age sixty-five (65) as if the Employee had been employed by the Bank until said age sixty-five (65); or

(ii) If the Bank is not providing the Employee with any other disability benefit or if the Bank discontinues any other disability benefit, then the Employee shall be entitled to receive the benefits provided in Schedule A at the time of said disability or at the time of the discontinuance of the Bank's other disability benefits. Said benefit amount to be payable shall be an amount equivalent to the amount the Employee would have received had the Employee continued employment with the Bank until said age sixty-five (65) as further set forth in said Schedule A."

4)  Paragraph Six (6) (d), Other Termination, shall be amended to delete subparagraph 6(d)(i) in its entirety and replace it with the following: "(i) has failed to adequately perform his duties as set forth in his job description as an employee of the Bank."

5) To add the following as paragraph sixteen (16), Death, to the agreement:

      "16. Death. Subject to the provisions set forth in Paragraph four (4) herein, the Employee's beneficiary(ies) as duly filed with the Bank shall be entitled to the following upon the death of the Employee. Said benefits shall be paid in either annual installments or in a lump sum reduced to present value, at the discretion of the Bank, and, unless otherwise set forth herein, shall commence on the first day of the second month following the death of the Employee. In the event that the Employee has failed to designate a beneficiary, then said benefit as set forth herein shall be paid to the duly appointed administrator or executor of the Employee's estate.

      (a) Pre-Retirement Death Benefit. If the Employee dies while employed by the Bank, then the Employee's beneficiary(ies) shall receive seventy percent (70%) of the Employee's salary at the time of death offset by: i) Any amount the Employee's beneficiary(ies) would be entitled to receive under the Bank's pension plan assuming a benefit election of lifetime, ten (10) years certain; and ii) Fifty percent (50%) of the maximum amount of social security the Employee would have been entitled to receive in the year of death had the Employee been age sixty-five (65) at the time of death. Said amount shall be paid either annually for a period of fifteen (15) years or in a lump sum reduced to present value, at the discretion of the Bank.

      (b) Post-Retirement Death Benefit. If the Employee dies after retirement from active service with the Bank as set forth in this agreement, then the Bank shall continue to make any payments due hereunder to the Employee's beneficiary(ies) in either annual payments or a lump sum reduced to present value, at the discretion of the Bank.

      (c) Post-Disability Death Benefit. If the Employee dies after a termination of service with the Bank due to disability, then the Employee's beneficiary(ies) shall receive seventy percent (70%) of the Employee's salary at the time of said termination due to disability offset by: i) Any amount the Employee's beneficiary(ies) would be entitled to receive under the Bank's pension plan assuming a benefit election of lifetime, ten (10) years certain; and ii) Fifty percent (50%) of the maximum amount of social security the Employee would have been entitled to receive in the year of death had the Employee been age sixty-five (65) at the time of death. Said amount shall be paid either annually for a period of fifteen (15) years or in a lump sum reduced to present value, at the discretion of the Bank.

      (d) Post-Termination of Service Death Benefit. If the Employee dies after suffering an involuntary termination of service with the Bank without cause prior to the Employee attaining age sixty-five (65) as set forth in subparagraph six (6)(b), then the Employee's beneficiary(ies) shall be entitled to receive the benefit that the Employee may have been entitled to as set forth in subparagraph six (6)(b), payable either annually as set forth in said subparagraph or in a lump sum reduced to present value, at the discretion of the Bank."

6)  The amount of $[Amount] set forth in sentence one (1) of SCHEDULE A, Benefits, shall be deleted and replaced with the language, "Seventy percent (70%) of the Employee's final salary at retirement determined by the average of the highest three (3) years of salary from the five (5) year period prior to retirement, or, in the event of a termination of service due to disability, seventy percent (70%) of the Employee's final salary at disability increased each year from said disability by four percent (4%) per annum compounded annually to the Employee's age sixty-five (65), all said amounts set forth herein to be offset by: i) Any amount the Employee would be entitled to receive under the Bank's pension plan assuming a benefit election of lifetime, ten (10) years certain; and ii) Fifty percent (50%) of any amount the Employee may be entitled to receive from social security."

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7) SCHEDULE B, and any references to the same in the agreement, shall be deleted in its entirety.

      This Amendment shall be effective the 3rd day of December, 1999, and the paragraphs and terms referred to hereinabove shall supercede and replace the paragraphs and terms of the August 12, 1993 agreement.. To the extent that any paragraph or term of said agreement is not specifically amended herein, or in any other amendment thereto, said paragraph or terms shall remain in full force and effect as set forth in said agreement.

      IN WITNESS WHEREOF, the parties hereto acknowledge that each has carefully read this Amendment and executed the original thereof on this 23rd day of December, 1999, and that, upon execution, each has received a conforming copy.

UNION TRUST COMPANY
Ellsworth, Maine

By:

Witness	Title

Witness	[Name of Executive Officer]

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